As filed with the Securities and Exchange Commission on December 2, 2003

Registration No. 333-84694

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGILENT TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0518772

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

395 Page Mill Road
Palo Alto, California 94306
(650) 752-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward W. Barnholt
President and Chief Executive Officer
Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, California 94306
(650) 752-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Craig Nordlund, Esq. Marie Oh Huber, Esq. Agilent Technologies, Inc. 395 Page Mill Road Palo Alto, California 94306 (650) 752-5000	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304 (650) 251-5000

     Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

     If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

DEREGISTRATION OF SECURITIES

     On March 21, 2002, we filed a registration statement on Form S-3 (file no. 333-84694) covering $1,150,000,000 aggregate principal amount of our 3% senior convertible debentures due 2021 and the shares of our common stock issuable upon conversion of the debentures. We filed the registration statement pursuant to the terms of a registration rights agreement that we entered into with the initial purchasers of the debentures in a private placement transaction. We amended the registration statement on April 10, 2002. On April 11, 2002, the Securities and Exchange Commission declared the registration statement effective.

     In accordance with the undertaking contained in the registration statement pursuant to Item 512(a)(3) of Regulation S-K, we are filing this post-effective amendment to remove from registration all of the aggregate principal amount of the debentures and the shares of common stock issuable upon conversion of the debentures that remain unsold under the registration statement as of the date hereof. We are seeking to deregister these securities because our obligation to maintain the effectiveness of the registration statement pursuant to the registration rights agreement has expired.

     Accordingly, we are filing this post-effective amendment no. 1 to the registration statement to deregister such aggregate principal amount of the debentures and such number of the shares of common stock issuable upon conversion of the debentures registered pursuant to the registration statement as remain unsold thereunder as of the date hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on December 2, 2003.

AGILENT TECHNOLOGIES, INC

By:	/s/ Marie Oh Huber

Marie Oh Huber Vice President, Assistant General Counsel and Assistant Secretary

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Edward W. Barnholt	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 2, 2003

* Adrian T. Dillon	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 2, 2003

/s/ Didier Hirsch Didier Hirsch	Vice President and Controller (Principal Accounting Officer)	December 2, 2003

* James Cullen	Director	December 2, 2003

* Robert J. Herbold	Director	December 2, 2003

* Walter B. Hewlett	Director	December 2, 2003

Koh Boon Hwee	Director

* Heidi Kunz	Director	December 2, 2003

Robert L. Joss	Director

* David M. Lawrence, M.D.	Director	December 2, 2003

* A. Barry Rand	Director	December 2, 2003

*	By:	/s/ Marie Oh Huber

Marie Oh Huber Attorney-in-Fact